Exhibit 99.2

AspenBio Pharma Reports Preliminary Results of AppyScore™ Clinical Study

Company to Host Conference Call to Discuss Results on January 22 at 4:30 PM ET

CASTLE ROCK, CO., January 20, 2009 — AspenBio Pharma, Inc. (Nasdaq: APPY), an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for humans and animals, reported initial preliminary data from its Food and Drug Administration (“FDA”) clinical trial for AppyScore™, the world’s first blood-based test as an aid in the diagnosis of human appendicitis and an update on planned steps for pursuing FDA market authorization in the U.S.

Although data analysis is ongoing, the preliminary results demonstrate the relationship between AppyScore and the risk of pathologically proven appendicitis in patients with acute abdominal pain. The company’s ongoing data analysis also aims to determine the optimal clinical use of the test in conjunction with other standard diagnostic tests. These preliminary results indicate that the negative predictive value using the previously suggested optimal threshold (“cut-point”) of AppyScore at 20 is 83% as compared to 96% that was observed in the earlier pilot study. However, upon further analysis utilizing a lower cut-point a significantly higher negative predictive value is observed. In particular when used in combination with a normal white blood count a negative predictive value of 98% was achieved using an AppyScore cut-point of 15.

“We are encouraged the data from this study continues to support our longstanding belief that AppyScore, in conjunction with other standard diagnostic approaches, can provide a significant aid in the diagnosis of appendicitis,” said Richard Donnelly, president and CEO of AspenBio Pharma. “Along with our FDA consultants we are evaluating our next steps regarding an FDA premarket notification “510(k)” submission to secure clearance as a diagnostic tool as an aid in the diagnosis of acute appendicitis. However, we will not know if the resulting data will be acceptable or sufficient for FDA clearance for our intended use until such determinations are made by the FDA. Furthermore we continue to evaluate the best course of action for the company given our current product plans and objectives. We believe we will be in a position to provide additional information on our FDA 510(k) submission plans and expected timing in the next several weeks.”

After elimination of subjects who were determined to not conform to the study criteria, the study encompassed a total of 586 individuals. Of this total 168 (28.7%) had pathology confirmed acute appendicitis. In addition, there were a total of 168 appendectomies (appendix removal surgeries) of which 148 had pathology-confirmed appendicitis. This indicates there were 20 individuals or 12% who had a normal appendix removed and AppyScore correctly identified 10 (or 50%) of these unnecessary appendix surgeries as negative.

The results of the current Pivotal Clinical Study as compared to the results of the prior Pilot Trial are summarized below:

Value, (95% CI)	Pivotal Clinical Study		Pilot Clinical Study
Statistics	Cutoff = 15	Cutoff = 20	Cutoff = 15	Cutoff = 20
AppyScore:
Negative Predictive Value	89% (83-93)	83% (79-87)	98% (89-100)	96% (89-99)
Sensitivity	89% (83-93)	73% (66-79)	98% (86-100)	93% (81-98)
Specificity	38% (33-43)	52% (48-57)	39% (31-48)	54% (46-62)
AppyScore + WBC (1):
Negative Predictive Value	98% (94-99)	93% (89-96)	100% (90-100)	100% (91-100)
Sensitivity	97% (92-99)	85% (77-91)	100% (83-100)	100% (86-100)
Specificity	60% (53-66)	70% (64-75)	54% (43-65)	67% (57-76)
(1) – Limited to the subsets in which the assay determinations agree (++:--).

The company continues to develop AppyScore and the next generations of the appendicitis test. Based upon preliminary market data reports from two top widely recognized market research firms, the market for the emergency room, urgent care and physicians’ office may be substantially larger than previously estimated. Additionally, a preliminary pricing and reimbursement study data based upon the features and benefits of a compact electronic reader with 15 minute cassette (which is three times faster than an ELISA test format) shows that an electronic reader and cassette configuration will result in broader market appeal of the product and likely a significantly higher price. Other indicated benefits over ELISA include better reliability and time to diagnose (15 vs. 45 minutes), better safety features of the cassette (avoiding the chance of a patient mix up), reduced labor intensive steps and reduced lab work, reduced chance of lab error, and possibly a future ability to perform the test in the emergency room. Significant progress is being made on development of the compact reader and cassette, which includes plans for yes/no, low cost version. Based upon this current assessment, it is unlikely the company will bring an ELISA test format to market.

Conference Call
The company will hold a conference call on Thursday, January 22, 2009 at 4:30 PM Eastern Time to discuss these preliminary results and related FDA plans. AspenBio management will host the presentation, followed by a question and answer period. Please call the conference telephone number 5-10 minutes prior to the start time:

U.S./Canada: (888) 576-4390
International: (719) 457-2621

An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

An audio replay of the call will be available through January 29, 2009:

U.S./Canada: (888) 203-1112
International: (719) 457-0820
Conference ID #: 5906458.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its three first-generation blood-based human diagnostic tests designed as an aid in the diagnosis of human appendicitis. For more information, go to http://www.aspenbiopharma.com.

Forward-Looking Statements
This news release includes “forward-looking statements” of AspenBio Pharma, Inc. (“APPY”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including statements regarding the ability to successfully complete the clinical trials and pivotal studies required for FDA submission, obtain FDA approval for, cost effectively manufacture and generate revenues from the appendicitis test as well as the animal products under this agreement and other new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860